                                                        Exhibit 99


Contact:  Grant Kurtz, President
          Martin Lilienthal, Executive Vice President and Chief Financial
          Officer
         (860) 509-1000 ext. 2339


           The Advest Group, Inc. Reports Third Quarter Results


Hartford, CT   July 16, 1998 -- The Advest Group, Inc. today announced
earnings for its third fiscal quarter which ended June 30. Net income was $4.1 million or diluted earnings per share of $.44 compared with $3.8 million or $.42 per share a year ago, a 10% increase. Total revenues were a record $82.9 million, an increase of 12% from $73.8 million in the year earlier quarter.
     Pre-tax earnings for Advest, Inc., the Company's broker/dealer subsidiary, were $7.2 million compared with $7.0 million last year, a 2% increase. Total revenues increased 14% to a record $78.3 million. Investment banking revenues were a record $10.8 million, a 4% increase from the previous high set in the year earlier quarter. Asset management revenue increased 36% to $7.8 million and net interest income increased 13% to $6.1 million, both reflecting record highs.
     "Overall, the equity markets posted nominal gains during the quarter. On a industry by industry basis, however, it was either feast or famine as investors continue to assess the long-term impact of the ongoing Asian crisis on corporate earnings," said Grant Kurtz, the Company's President. "In this challenging environment, we are pleased to report another quarter of record revenues, in particular, in our fee-based and investment banking activities - two key areas."
     For the nine months ended June 30, 1998, the Company reported net income of $12.9 million or diluted earnings per share of $1.38 compared with $10.3 million or $1.12 per share in the prior year, a 26% increase. Total revenues increased 15% to a record $243.3 million.

The Advest Group, Inc.
Third Quarter Report
Page 2


     Earnings for the nine months ended June 30, 1998 reflect a change in the Company's accounting procedures concerning the recognition of income from warrants. Advest periodically receives warrants in conjunction with its investment banking activities. Because the exercise of these warrants frequently is restricted for one year and large block sales of the underlying stocks may be difficult, the Company has historically recognized income only upon exercise. Retroactive to October 1, 1994, the Company adopted the accounting procedures for warrants outlined in Emerging Issue Task Force ("EITF") 96-11. The cumulative effect was to increase retained earnings as of September 30, 1994 by $850,000. The effect on the subsequent periods was a collective net decrease in earnings of $30,000 and is reflected in the tables following the current quarter's financial summary below. The overall impact of the adoption of EITF 96-11 is a net increase to equity of $820,000 and is immaterial to consolidated results both as previously reported and as restated.
     In other news, on July 15, the Company paid a quarterly dividend of $.04 per share to shareholders of record date June 30. At June 30, 1998, 8,975,757 shares of common stock were outstanding.
     Last week, the Company reported that its fourth quarter results would include income of approximately $3 million related to the payoff of a $9 million real estate mortgage which had previously been classified as a nonperforming asset.
     The Advest Group, Inc. is a diversified financial company listed on the New York Stock Exchange under the symbol ADV. Advest, Inc., its principal subsidiary, provides brokerage, investment banking and asset management services to retail and institutional investors through 89 sales offices in 16 states and Washington, DC. Advest Bank and Trust offers residential first mortgage and home equity loans and trust services primarily through Advest, Inc.'s branch network. For more information, visit our Internet site at www.advest.com.
                          ______________________


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 The Advest Group, Inc.
 Third Quarter Results
 Page 3

                          The Advest Group, Inc. Comparative Results
                            (In thousands, except per share amounts)


                                                  Three months ended
                                            6/30/98                 6/30/97
----------------------------------------------------------------------------------
 Revenues                                         $82,870                 $73,839
 Pretax income                                    $ 6,913                 $ 6,613
 Net income                                       $ 4,148                 $ 3,784
 Net income per common and
   common equivalent shares:
       Basic                                      $  0.51                 $  0.47
       Diluted                                    $  0.44                 $  0.42
 Average common and common
   equivalent shares outstanding:
       Basic                                        8,182                   8,041
       Diluted                                      9,427                   8,951
 Cash dividend per common share                   $  0.04                 $  0.03
----------------------------------------------------------------------------------


                                                 Nine months ended
                                            6/30/98                 6/30/97
----------------------------------------------------------------------------------
 Revenues                                        $243,263                $212,222
 Pretax income                                   $ 21,510                $ 17,967
 Net income                                      $ 12,906                $ 10,256
 Net income per common and
   common equivalent shares:
       Basic                                     $   1.59                $   1.28
       Diluted                                   $   1.38                $   1.12
 Average common and common
   equivalent shares outstanding:
       Basic                                        8,146                   8,035
       Diluted                                      9,327                   9,403
 Cash dividend per common share                  $   0.12                $   0.06
----------------------------------------------------------------------------------

 The Advest Group, Inc.
 Third Quarter Report
 Page 4


                    The Advest Group, Inc. Comparative Results
                    As restated for the adoption of EITF 96-11

                              For the six  months ended
                               March 31, 1998 and 1997
                                    (In thousands)

                              1998                                    1997
               -  -  -  -  -  -   -  -  -  -  -       -  -  -  -  -   - -  -  -  -  -
                As Reported        As Restated         As Reported       As Restated
 -  -  -   -   -  -  -  -  -  -   -  -  -  -  -   -   -  -  -  -  -   - -  -  -  -  -
 Revenues           $161,012            $160,393            $138,360         $138,383
 Expenses           $146,013            $145,796            $127,021         $127,029
 Pretax income      $ 14,999            $ 14,597            $ 11,339         $ 11,354
 Net income         $  8,999            $  8,758            $  6,463         $  6,472
 -  -  -   -   -  -  -  -  -  -   -  -  -  -  -   -   -  -  -  -  -   - -  -  -  -  -


                                  For the fiscal years ended
                              September 30, 1997, 1996 and 1995
                                       (In thousands)

                                   As Reported         As Restated
               -  -  -  -  -  -   -  -  -  -  -   -   -  -  -  -  -
               1997
               Revenues                 $289,345            $291,207
               Expenses                 $265,247            $265,899
               Pretax income            $ 24,098            $ 25,308
               Net income               $ 14,218            $ 14,932

               1996
               Revenues                 $261,381            $259,902
               Expenses                 $240,313            $239,795
               Pretax income            $ 21,068            $ 20,107
               Net income               $ 11,798            $ 11,260

               1995
               Revenues                 $232,633            $232,734
               Expenses                 $220,872            $220,907
               Pretax income            $ 11,761            $ 11,827
               Net income               $  6,351            $  6,387
               -  -  -  -  -  -   -  -  -  -  -   -   -  -  -  -  -
